Exhibit 99


FOR IMMEDIATE RELEASE

3M Declares Two-For-One Stock Split, Quarterly Dividend

ST. PAUL, MINN. -- Aug. 11, 2003 -- 3M (NYSE MMM) today announced that its Board of Directors has declared a two-for-one split of the company's common stock. The stock split will be in the form of a stock dividend to be distributed Sept. 29, 2003 to shareholders of record at the close of business on Sept. 22, 2003.

The company's Board of Directors also declared a quarterly cash dividend of 66 cents per share on a presplit basis, payable Sept. 12, 2003 to shareholders of record on Aug. 22, 2003, the 348th consecutive quarterly dividend on 3M stock.

"The stock split reflects 3M's confidence in the company's ability to continue to deliver solid results despite an ongoing cautious view of global markets," said W. James McNerney, Jr., chairman of the board and chief executive officer. Prior to this action, the most recent 3M stock splits occurred in 1994, 1987 and 1972.

Third-quarter earnings per share, scheduled to be announced Oct. 20, will be reported on a split-adjusted basis. Reflecting the split, the company's previously announced Q3 earnings outlook of $1.56 to $1.60 per share will now be $0.78 to $0.80 per share. Accordingly, the company's previously stated earnings expectation for full-year 2003 of $5.75 to $5.90 per share on a reported basis will now be $2.88 to $2.95 per share. Excluding special items (a), 2003 earnings expectations of $5.90 to $6.05 per share will now be $2.95 to $3.02 per share, again reflecting the split.

As of June 30, the company had 391,503,430 common shares outstanding and 123,745 shareholders of record.

(a) As previously announced by 3M on March 26, 2003, a court issued an adverse ruling associated with a lawsuit filed against 3M in 1997 by LePage's Inc. During the first quarter of 2003, 3M recorded pretax charges of $93 million ($58 million after-tax) related to this proceeding.

FORWARD-LOOKING STATEMENTS
THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT CURRENT VIEWS AND ESTIMATES OF 3M'S MANAGEMENT OF FUTURE ECONOMIC CIRCUMSTANCES, INDUSTRY CONDITIONS, COMPANY PERFORMANCE AND FINANCIAL RESULTS. THE STATEMENTS ARE BASED ON MANY ASSUMPTIONS AND FACTORS INCLUDING: (1) WORLDWIDE ECONOMIC CONDITIONS;
(2) FOREIGN CURRENCY EXCHANGE RATES AND FLUCTUATIONS IN THOSE RATES; (3) THE TIMING AND ACCEPTANCE OF NEW PRODUCT OFFERINGS; (4) PURCHASED COMPONENTS AND MATERIALS, INCLUDING SHORTAGES AND INCREASES IN THE COSTS OF SUCH COMPONENTS AND MATERIALS; (5) 3M'S ABILITY TO SUCCESSFULLY MANAGE ACQUISITIONS, DIVESTITURES AND STRATEGIC ALLIANCES; AND (6) LEGAL PROCEEDINGS. ANY CHANGES IN SUCH ASSUMPTIONS OR FACTORS COULD PRODUCE SIGNIFICANTLY DIFFERENT RESULTS.

ABOUT 3M -- A GLOBAL, DIVERSIFIED TECHNOLOGY COMPANY
Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company's customers know they can rely on 3M to help make their lives better. 3M's brands include icons such as Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Dyneon and O-Cel-O. Serving customers in more than 200 countries around the world, the company's 70,000 people use their expertise, technologies and global


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strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation. For more information, including the latest product and technology news, visit www.3M.com.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Dyneon and O-Cel-O are trademarks of 3M Company.


INVESTOR CONTACT:
Matt Ginter
(651) 733-8206

MEDIA CONTACT:
John Cornwell
(651) 733-7698

FROM:
3M Public Relations
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000 (651) 733-8805